Exhibit 99.1

                             Financial Update by CFO

                                  June 23, 2005


     This quarter is proving to be extraordinarily non-linear from a revenue recognition standpoint. This means that more systems than normal are still in the process of being accepted at customers' sites, making accurate forecasting very difficult. Many of these systems are large dollar value and have widely varying gross margins. In spite of all this, the previous top line revenue guidance range for the quarter of up 10% to down 10% sequentially from 1Q05 still looks to be valid. Operating expenses look to be more than expected, due primarily to higher than forecasted legal costs for the quarter. In total for the 2Q05, legal costs could impact EPS to the tune of about ($0.06) - ($0.09). Cash flow still looks to be negative, as we continue to fund efforts needed in our laser processing installations and higher legal costs, in addition to the effects from the above mentioned non-linearity.


     Regarding laser processing orders, we have received an order in 2Q05 from another of the top logic device manufacturers. This means that we have now received orders for our laser processing system from eight of the top ten logic device manufacturers. We believe we remain on track to book 8-10 laser processing orders this year, to manufacture and ship about seven laser processing systems, and revenue a handful of laser processing systems, most likely in the second half of the year. We also still believe our financial guidance for the year remains valid for annual revenue growth on the order of 20%-25% compared with 2004, gross margin of 48%-49%, 5%-7% operating margin, and earnings per share (diluted) of $0.35-$0.45.

Safe Harbor Statement
---------------------
Certain of the statements contained herein, which are not a historical fact and which can generally be identified by words such as "anticipates", "expects", "intends", "will", "could", "believes", "estimates", "continue", and similar expressions, are forward-looking statements under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, such as risks related to our dependence on new product introductions and market acceptance of new products and enhanced versions of our existing products; lengthy sales cycles, including the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; integration, development and associated expenses of the laser processing operation; delays, deferrals and cancellations of orders by customers; cyclicality in the semiconductor and nanotechnology industries; pricing pressures and product discounts; high degree of industry competition; intellectual property matters; expiration of licensing arrangements, and the resulting adverse impact on our licensing revenues; changes to financial accounting standards; changes in pricing by us, our competitors or suppliers; customer concentration; international sales; timing of new product announcements and releases by us or our competitors; ability to volume produce systems and meet customer requirements; sole or limited sources of supply; ability and resulting costs to attract or retain sufficient personnel to achieve our targets for a particular period; dilutive effect of employee stock option grants on net income per share, which is largely dependent upon us achieving and maintaining profitability and the market price of our stock; mix of products sold; rapid technological change and the importance of timely product introductions; outcome of litigation; manufacturing variances and production levels; timing and degree of success of technologies licensed to outside parties; product concentration and lack of product revenue diversification; inventory obsolescence; asset impairment; effects of certain anti-takeover provisions; future acquisitions; volatility of stock price; business interruptions due to natural disasters or utility failures; environmental regulations; and any adverse effects of


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terrorist  attacks in the United  States or elsewhere,  or government  responses thereto, or military actions in Iraq, Afghanistan and elsewhere, on the economy, in general, or on our business in particular. Such risks and uncertainties are described in Ultratech's SEC reports including its Annual Report on Form 10-K filed for the year ended December 31, 2004 and on Form 10-Q for the quarter ended April 2, 2005. Due to these and additional factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. These forward-looking statements are based on management's current beliefs and expectations, some or all of which may prove to be inaccurate, and which may change. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this report.


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